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                                                                     Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the "Agreement") is entered into this 23rd day of February, 1990, by and among The Minnesota Mutual Life Insurance Company ("Minnesota Mutual Life"), a mutual life insurance company organized and existing under the laws of the State of Minnesota, Minnesota Mutual Variable Fund D ("Fund D"), organized under the insurance laws of the State of Minnesota and MIMLIC Series Fund, Inc. (the "Series Fund"), a corporation organized and existing under the laws of the State of Minnesota, with the intent that the transactions described herein shall qualify as a tax-free reorganization under Section [368(a)(1)(c)] of the Internal Revenue Code [of 1986].

WHEREAS, the Series Fund is a series type mutual fund currently consisting of a Money Market Portfolio, a Stock Portfolio, a Bond Portfolio, a Managed Portfolio, a Mortgage Securities Portfolio, an Index Portfolio, and an Aggressive Growth Portfolio and is registered with the Securities and Exchange Commission (the "Commission") as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Series Fund, to the extent permitted by the 1940 Act, serves as an investment vehicle for variable annuities and variable life insurance products issued by Minnesota Mutual Life; and

WHEREAS, Fund D is registered with the Commission as an open-end, diversified management investment company under the 1940 Act, with no separate sub-account subdivisions, and with its own investment objective relating to its diversified portfolio which consists primarily of equity securities, mainly common stocks; and

WHEREAS, Fund D will be reorganized into a unit investment trust that is subdivided into six sub-accounts (the "Sub-Accounts"), which shall be registered with the Commission under the 1940 Act as a unit investment trust ("UIT") with one Sub-Account of the UIT to be created to invest exclusively in shares of each Portfolio of the Series Fund other than the Aggressive Growth Portfolio; and

WHEREAS, the Variable Fund Committee of Fund D (the "Committee"), including those members who are not "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act, has considered and approved the participation of Fund D in the reorganization contemplated by this Agreement ("Reorganization"), based on its finding that such participation would be in the best interests of Fund D and would not result in the dilution of the interests of any Contract Owner or Participant whose variable annuity contract is funded through investment in Fund D; and

WHEREAS, the Committee has further determined that the registration statement of Fund D shall be amended to reflect the Reorganization; and
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WHEREAS, the Board of Directors of the Series Fund, including those directors who are not interested persons" within the meaning of Section 2(a)(19) of the 1940 Act, has considered and approved the participation of the Series Fund in the Reorganization, based on its finding that such participation would be in the best interests of the Series Fund and would not result in the dilution of the interests of any Contract Owner or Participant whose variable annuity or variable life insurance contract is funded through investment in the Series Fund; and

WHEREAS, this Agreement is conditioned upon approval of the Reorganization by majority vote, as defined in the 1940 Act and rules thereunder, of the Contract Owners and Participants of Fund D at a meeting called for that purpose, or any adjournments thereof.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:


                                   ARTICLE I
                                  Closing Date

Section 1.01 The Reorganization shall be effective on July 16, 1990, or at such other date as may be mutually agreed upon by all parties to this Agreement (the "Closing Date"). The time on the Closing Date as of which the Reorganization is consummated is referred to hereinafter as the "Effective Time."

Section 1.02 The Parties agree to use their best efforts to obtain all regulatory and Contract Owners' and Participants' approvals and perform all other acts necessary or desirable to complete the Reorganization as of the Closing Date.


                                   ARTICLE II
                          Reorganization Transactions

Section 2.01 As of the Effective Time, Minnesota Mutual Life, on behalf of Fund D, will sell, assign and transfer all cash, securities and other investments held or in transit, receivables for sold investments and dividend and interest receivables ("portfolio assets") of Fund D to the Series Fund, the portfolio assets to be held as the property of the Series Fund's Stock Portfolio. All portfolio assets of Fund D are ones that are suitable to be purchased and held by the Stock Portfolio of the Series Fund.

Section 2.02 In exchange for the portfolio assets of Fund D, the Series Fund will issue shares of its Stock Portfolio and its Stock Portfolio will assume any unsatisfied liabilities incurred by Fund D before the Effective Time to pay for securities or other investments purchased and to pay accrued investment management fees. The number of full and fractional shares of the Series Fund's Stock Portfolio to be issued in the exchange shall be equal to the net assets of Fund D (computed in accordance with the valuation procedures disclosed in prospectuses and statements of additional information for Fund D, which are identical to the valuation procedures employed


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by the Stock Portfolio of the Series Fund) divided by the share value of the
Series Fund's Stock Portfolio as of the Effective Time.

Section 2.03 As of the Effective Time, Minnesota Mutual Life shall cause the shares it receives from the Series Fund, pursuant to Section 2.02 above, to be duly and validly recorded and held on its records as assets of Fund D.

Section 2.04 The Series Fund shares to be issued hereunder shall be issued in open account form by book entry without the issuance of certificates. Each Series Fund Stock Portfolio capital share that is issued pursuant to Section
2.02 above will be deemed to have been issued for a consideration equal to that described.

Section 2.05 If, at any time after the Closing Date, Fund D, the Series Fund or Minnesota Mutual Life shall determine that any further conveyance, assignment, documentation or action is necessary or desirable to complete the Reorganization contemplated by this Agreement or confirm full title to the assets transferred, the appropriate party or parties shall execute and deliver all such instruments and take all such actions.

Section 2.06 Following the Closing Date, Minnesota Mutual Life shall make available to the Fund D Contract Owners and Participants a contract endorsement which shall provide Sub-Accounts for Fund D. This endorsement shall be made available to Contract Owners and Participants as regulatory authority is obtained. The Series Fund shall thereafter make available capital shares of its Money Market Portfolio, Bond Portfolio, Managed Portfolio, Mortgage Securities Portfolio and Index Portfolio to Contract Owners and Participants holding endorsed contracts.

Section 2.07 Following the Closing Date, Minnesota Mutual Life shall cease to charge Fund D for investment management services, and, with respect to contracts issued prior to the Effective Time ("Contracts"), will reimburse owners of such Contracts to the extent that they are charged indirectly investment management fees (plus other expenses with respect to interests in the Stock Portfolio of the Series Fund) at a rate that exceeds the rate (.265% on an annual basis) which they would have paid on an investment of that amount in Fund D had there been no Reorganization. Such reimbursement shall not apply to any federal income tax if the Series Fund fails to qualify as a "regulated investment company" under the applicable provisions of the Internal Revenue Code, as amended from time to time, or to any charge for Minnesota Mutual Life federal income taxes attributable to the Contracts, for which Minnesota Mutual Life had reserved in the Contracts the right to charge Fund D.


                                ARTICLE 111
                         Warranties and Conditions

    Section 3.01 Fund D, Minnesota Mutual Life and the Series Fund as appropriate, make the following representations and warranties, which shall survive the Closing Date:


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(a)  There are no suits, actions or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

(b) There are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state, territory or the District of Columbia pending against any party to this Agreement which, to its knowledge, would lead to any suit, action or proceeding that would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

(c) Should any party to this Agreement become aware, prior to the Effective Time, of any suit, action, or proceeding, of the types described in paragraph
(a) or (b) above, instituted or commenced against it, it shall immediately notify and advise all other parties to this Agreement;

(d) Immediately prior to the Effective Time, Minnesota Mutual Life shall have valid and unencumbered title to the portfolio assets of Fund D, except with respect to those assets for which payment has not yet been made; and

(e) Each party shall make available all information concerning itself which may be required in any application, registration statement or other filing with a governmental body to be made by the Series Fund, by Minnesota Mutual Life or by Fund D, or any or all of them, in connection with any of the transactions contemplated by this Agreement and shall join in all such applications or filings, subject to reasonable approval of their counsel. Each party represents and warrants that all of such information so furnished shall be correct in all material respects and that it shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 3.02 The obligations of the parties hereunder shall be subject to satisfaction of each of the following conditions:

(a) The representations contained herein shall be true as of and at the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time;

(b)  The Commission shall not have issued an unfavorable advisory report under
Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganization contemplated hereby;

(c) The appropriate parties shall have received orders from the Commission providing such exemptions and approvals as they and their counsel reasonably deem necessary, including orders pursuant to Sections 17(b) and Section 6(c) of the 1940 Act and Rule 17d-1 thereunder, and shall have made all necessary filings, if any, with, and received all necessary approvals from, state securities or insurance authorities;


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(d)  Fund D shall have filed with the Commission (1) one or more post-effective amendments to its registration statement under the Securities Act of 1933 (the "1933 Act") as are necessary or desirable in connection with the Reorganization contemplated by this Agreement and (2) a registration statement on Form N-14 under the 1933 Act for the contracts to be issued in connection with the Reorganization and such pre-effective amendments thereto as may be necessary or desirable to effect the purposes of the Reorganization.

(e) At a Contract Owners' and Participants' meeting called for such purposes (or any adjournments thereof), a majority of the outstanding voting securities (as defined in the 1940 Act and the rules thereunder) of Fund D shall have voted in favor of approving this Agreement and the Reorganization;

(f) The Board of Directors of the Series Fund shall have taken the following actions:
(1)  approve this Agreement and Plan of Reorganization; and
(2) authorize the issuance by the Series Fund of its Stock Portfolio shares at their per share value on the Closing Date in exchange for the portfolio assets of Fund D, as contemplated by this Agreement;

(g) Minnesota Mutual Life and Fund D shall have received an opinion of counsel to the Series Fund in form and substance reasonably satisfactory to them to the effect that, as of the Closing Date:
(1) the Series Fund is validly organized and in good standing under the laws of the State of Minnesota and is authorized to issue shares of the Stock Portfolio for the purposes contemplated by this Agreement and is duly registered as an investment company under the 1940 Act;

(2) the shares of the Stock Portfolio of the Series Fund to be issued have been duly authorized and, when issued as provided herein, will be validly issued, fully paid and non-assessable;

(3) all corporate and other proceedings necessary and required to be taken by or on the part of the Series Fund to authorize and carry out this Agreement and to effect the Reorganization have been duly and properly taken; and

(4) this Agreement is a valid obligation of the Series Fund and legally binding upon it in accordance with its terms;

(h) The Series Fund and Fund D shall have received an opinion from counsel to Minnesota Mutual Life (who may be the same as counsel to the Series Fund) in form and substance reasonably satisfactory to them to the effect that, as of the Closing Date:

(1) Minnesota Mutual Life and Fund D are validly organized and in good standing under the laws of the State of Minnesota.


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(2)  all corporate and other proceedings necessary and required to be taken by or on the part of Fund D and Minnesota Mutual Life to authorize and carry out this Agreement and to effect the Reorganization have been duly and properly taken; and

(3) this Agreement is a valid obligation of Minnesota Mutual Life and legally binding upon it in accordance with its terms; and

(I) Minnesota Mutual Life shall have received an opinion of counsel that the Reorganization will have no adverse tax consequences on any of the parties or on Contract Owners and Participants.

(j) Each party shall have furnished as reasonably requested by any other party, other legal opinions, officers certificates, incumbency certificates, certified copies of Board and Committee resolutions, good standing certificates, and other closing documentation as may be appropriate for a transaction of this type.


                                   ARTICLE IV
                                     Costs
Section 4.01 Minnesota Mutual Life shall bear all expenses in connection with effecting the Reorganization contemplated by this Agreement, including, without limitation, any expenses in connection with preparation and filing of registration statements and applications and amendments on behalf of any and all parties hereto, and all legal, accounting and data processing services necessary to effect the Reorganization.

                                   ARTICLE V
                                  Termination
Section 5.01 This Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Time, notwithstanding approval by Contract Owners and Participants,

(a) By mutual consent of the parties hereto;
(b) By any of the parties if any condition set forth in Section 3.02 has not been fulfilled by the other parties; and
(c) By any of the parties if the Reorganization does not occur as of December 31, 1990, and so subsequent date can be mutually agreed upon.

Section 5.02 At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver will not have a material adverse effect on the interests of the Contract Owners and Participants.

IN WITNESS WHEREOF, as of the day and year first above written, each of the parties has caused this Agreement to be executed on its behalf by its President or Chairman and attested by its Secretary, all thereunto duly authorized.


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ATTEST:                                THE MINNESOTA MUTUAL LIFE INSURANCE
                                       COMPANY

By   /s/ ROBERT J. HASLING             By   /s/ RICHARD A. ENGEN
  --------------------------------       ---------------------------------
     Robert J. Hasling                      Richard A. Engen
     Secretary                              President

ATTEST:                                     MINNESOTA MUTUAL VARIABLE FUND D

By   /s/ DONALD F. GRUBER              By   /s/ JOSEPH R. BIRD
  --------------------------------       ---------------------------------
     Donald F. Gruber                       Joseph R. Bird
     Secretary                              President

ATTEST:                                     MIMLIC SERIES FUND, INC.

By   /s/ DONALD F. GRUBER              By   /s/ JOSEPH R. BIRD
  --------------------------------       ---------------------------------
     Donald F. Gruber                       Joseph R. Bird
     Secretary                              Chairman


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